SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 28, 1997


                           BERLITZ INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          NEW YORK                    1-10390                   13-3550016
          --------                    -------                   ----------
      (State or other                Commission              (I.R.S. Employer
jurisdiction of incorporation)       File Number          Identification Number)


              400 ALEXANDER PARK, PRINCETON, NEW JERSEY 08540-6306
              ----------------------------------------------------
                    (Address of principal executive offices)

                                 (609) 514-9650
                                 --------------
               Registrant's telephone number, including area code

                                 NOT APPLICABLE
                                 --------------
               Former name, former address and former fiscal year,
                          if changed since last report







                                  Page 1 of 22
                             Exhibit Index on Page 2

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On August 28, 1997, pursuant to a Stock Purchase Agreement dated July 23, 1997, Berlitz International, Inc. (the "Registrant" or "Berlitz") completed the acquisition of ELS Educational Services, Inc. ("ELS"), a privately held provider of intensive English language instruction, in a stock acquisition for a cash purchase price of $95.0 million. ELS was sold following an auction process directed by ELS' investment banker, Montgomery Securities. Berlitz was represented in the acquisition by its investment banker, Goldman Sachs & Co. The selling shareholders of ELS were: Roger O. Walther S.P. Trust, Wendy Walther, Christine Walther Tripp, Edward Walther, Anne Dunning, and John Dunning (collectively, the "Sellers").

Financing for the transaction was provided by NationsBank, N.A., as part of a refinancing of Berlitz's existing long-term debt, for a total amount of $165.0 million.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial statements of business acquired.

     Financial statements and accompanying notes of ELS Educational Services, Inc. as of December 31, 1996 and 1995 and for the years then ended, together with Independent Auditors' Report.

     Unaudited interim financial statements of ELS Educational Services, Inc. as of June 15, 1997.

(b)  Pro forma financial information.

     Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 1997.

     Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1997.

     Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996.

     Notes to Unaudited Pro Forma Consolidated Financial Statements.

(c)  Exhibits.

1. Stock Purchase Agreement, dated as of July 23, 1997, between ELS, the Sellers, and Berlitz. Exhibit 1 to Berlitz's Current Report on Form 8-K dated July 23, 1997 is incorporated by reference herein.

2.* Credit Agreement, dated as of August 28, 1997, among Berlitz, NationsBank, N.A. (as Agent and as Lender) and the Lenders party thereto from time to time.

3.*  Press release of Berlitz, dated August 28, 1997.


* Previously filed.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            BERLITZ INTERNATIONAL, INC.

Dated:  November 11, 1997                   By: /s/ Henry D. James
                                               -------------------
                                                    Henry D. James
                                                    Executive Vice President and
                                                    Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
ELS Educational Services, Inc.:


We have audited the accompanying balance sheets of ELS Educational Services, Inc. as of December 31, 1996 and 1995 and the related statements of income, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to about present fairly, in all material respects, the financial position of ELS Educational Services, Inc. as of December 31, 1996 and 1995 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP
February 28, 1997

                         ELS EDUCATIONAL SERVICES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

ASSETS                                                                        1996                      1995
                                                                              ----                      ----
Current assets:
   Cash and cash equivalents                                           $       2,046,733         $        2,873,387
   Accounts receivable, less allowance for doubtful
     accounts of $50,000 in 1996 and 1995 (note 2)                             1,653,786                    771,151
   Prepaid expenses                                                              804,703                    778,090
   Refundable income taxes                                                             -                    164,407
   Deferred income taxes (note 3)                                                 12,057                     12,057
                                                                       -----------------         ------------------
         Total current assets                                                  4,517,279                  4,599,092
Property, plant and equipment, at cost, less
   accumulated depreciation (note 4)                                           1,682,156                  1,115,054
Note receivable from officer (note 5)                                          1,861,724                    898,000
Other assets                                                                     316,719                   378,361
Goodwill and other intangibles, less amortization
   of $88,306 in 1996 and $81,853 in 1995                                        167,786                    174,239
                                                                       -----------------         ------------------
         Total assets                                                  $       8,545,664         $        7,164,746
                                                                       =================         ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Trade accounts payable                                              $       1,012,788         $          775,003
   Accrued liabilities                                                         6,192,855                  5,978,865
   Current installments of long-term debt (note 6)                                     -                     92,000
   Subordinated note payable (note 6)                                                  -                    283,000
   Deferred revenue (note 1)                                                   1,586,363                    831,194
   Income taxes payable                                                            9,582                          -
                                                                       -----------------         ------------------
         Total current liabilities                                             8,801,588                  7,960,062
                                                                       -----------------         ------------------
Long-term debt, less current installments (note 6)                                     -                    322,000
Deferred revenue (note 1)                                                        456,422                    576,422
Other long-term liabilities                                                          298                     51,948
Stock options subject to redemption (note 7)                                   2,110,998                  1,145,615
Stockholders' equity (deficit):
   Common stock, $.001 par value. Authorized
     1,000,000 shares; issued and outstanding
     827,710 shares                                                                  828                        828
   Additional paid-in capital                                                    371,760                    371,760
   Accumulated deficit                                                       (3,130,840)                (3,235,246)
   Foreign currency translation adjustment                                      (65,390)                   (28,643)
                                                                       -----------------          -----------------
         Total stockholders' equity (deficit)                                (2,823,642)                (2,891,301)
                                                                       -----------------         ------------------
         Total liabilities and stockholders' equity (deficit)          $       8,545,664         $        7,164,746
                                                                       =================         ==================

See accompanying notes to financial statements.

                         ELS EDUCATIONAL SERVICES, INC.
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                              1996                       1995
                                                                              ----                       ----
Student tuition and fee revenue                                        $      62,638,272         $       45,315,244

Operating costs:
    Direct costs                                                              42,219,979                 27,382,536
    Selling, general and administrative expenses                              18,223,245                 15,174,201
                                                                       -----------------         ------------------

         Operating income                                                      2,195,048                  2,758,507

Loss on sale of subsidiary (note 9)                                                    -                  (838,884)
Interest income (expense), net                                                    78,610                  (192,905)
Other income (expense)                                                           293,286                  (231,072)
                                                                       -----------------         ------------------

         Income before provision for income taxes                              2,566,944                  1,495,646

Provision for income taxes                                                       124,738                  1,302,714
                                                                       -----------------         ------------------

         Net income                                                    $       2,442,206         $          192,932
                                                                       =================         ==================


See accompanying notes to financial statements.

                         ELS EDUCATIONAL SERVICES, INC.
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                              1996                      1995
                                                                              ----                      ----
Cash flows from operating activities:
 Net income                                                            $       2,442,206         $          192,932
 Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                                                  504,069                    531,709
  Deferred income taxes                                                                -                    369,530
  Loss on sale of subsidiary                                                           -                    838,884
  Stock options subject to redemption                                            965,383                     30,550
  Foreign currency translation adjustment                                       (36,747)                       (68)
  Changes in operating assets and liabilities:
       Accounts receivable                                                     (882,635)                   (89,826)
       Prepaid expenses                                                         (26,613)                  (199,472)
       Accounts payable and accrued liabilities                                  451,775                  1,563,001
       Deferred revenue                                                          635,169                     15,925
       Other assets                                                               59,142                   (58,287)
       Other liabilities                                                        (51,650)                          -
       Refundable income taxes                                                   164,407                  (132,177)
       Income taxes payable                                                        9,582                          -
                                                                       -----------------         ------------------
         Net cash provided by operating activities                             4,234,088                  3,062,701
                                                                       -----------------         ------------------

Cash used in investing activities - capital expenditures                     (1,062,218)                  (401,652)
                                                                       -----------------         ------------------

Cash flows from financing activities:
Note receivable from shareholders                                              (963,724)                     25,000
Cash dividends paid                                                          (2,337,800)                   (99,325)
Payment of bank note                                                           (283,000)                  (340,000)
Repayment of long-term debt                                                    (414,000)                   (59,237)
                                                                       -----------------         ------------------
         Net cash used in financing activities                               (3,998,524)                  (473,562)
                                                                       -----------------         ------------------

         Net increase (decrease) in cash and
            cash equivalents                                                   (826,654)                  2,187,487

Cash and cash equivalents at beginning of year                                 2,873,387                    685,900
                                                                       -----------------         ------------------
Cash and cash equivalents at end of year                               $       2,046,733         $        2,873,387
                                                                       =================         ==================

Supplemental disclosure of cash flow information:
Cash paid during the year for:
      Interest                                                         $          46,201         $          263,905
      Income taxes                                                                89,250                  1,089,341
                                                                       =================         ==================

See accompanying notes to financial statements.

                         ELS EDUCATIONAL SERVICES, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                                           FOREIGN         TOTAL
                                      COMMON STOCK          ADDITIONAL                    CURRENCY    STOCKHOLDER'S
                               -------------------------     PAID-IN     ACCUMULATED    TRANSLATION       EQUITY
                                  SHARES        AMOUNT       CAPITAL       DEFICIT       ADJUSTMENT     (DEFICIT)
                               -----------   -----------   -----------   -----------    -----------    -----------
Balance at December 31, 1994       827,710          $828      $371,760   $(3,328,853)      $(28,575)   $(2,984,840)

Cash dividends                           -             -             -       (99,325)             -        (99,325)
Net income                               -             -             -       192,932              -        192,932
Foreign currency translation
  adjustment                             -             -             -             -            (68)           (68)
                               -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1995       827,710           828       371,760    (3,235,246)       (28,643)    (2,891,301)

Cash distributions                       -             -             -    (2,337,800)             -     (2,337,800)
Net income                               -             -             -     2,442,206              -      2,442,206
Foreign currency translation
   adjustment                            -             -             -             -        (36,747)       (36,747)
                               -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1996       827,710          $828      $371,760   $(3,130,840)      $(65,390)   $(2,823,642)
                               ===========   ===========   ===========   ===========    ===========    ===========



See accompanying notes to financial statements.

                         ELS EDUCATIONAL SERVICES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995


(1)      BASIS OF PRESENTATION, DESCRIPTION OF COMPANY AND
         SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         BASIS OF  PRESENTATION
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of December 31, 1996 and the reported amounts of income and expenses during the period. Actual results could differ from those estimates.

         THE COMPANY
         The Company was incorporated in Delaware in 1966 and became a subchapter S Corporation in 1995. The Company's employees teach English as a second language to foreign students at 23 language centers located throughout the United States. The Company licenses the operations of language centers abroad.

         TUITION AND FEE REVENUE
         Tuition charges are initially recorded as deferred tuition revenue when students are enrolled. If a student withdraws prior to completion of the course, the Company refunds the tuition paid by the student for any time remaining in the course. Tuition, net of refunds, is recognized as income ratably over the course period, generally four weeks. Nonrefundable application fees, paid upon application, are recognized as income at the time of receipt.

         Deferred revenue at December 31, 1996 includes $516,422 associated with a prepaid license fee received from the Company's licensee in Korea, which amount is being amortized over the term of the license agreement (ten years).

         CASH AND CASH EQUIVALENTS
         The company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

         PROPERTY AND EQUIPMENT
         Property and equipment are stated at cost. Maintenance and repairs are charged to expense when incurred.

         Depreciation is provided principally by the straight-line method over estimated useful lives ranging from 3 to 40 years for building and improvements and 3 to 7 years for equipment and furniture. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases.

                         ELS EDUCATIONAL SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


         ACCOUNTS RECEIVABLE
         Trade accounts receivable result mainly from amounts due from students and sponsors related to tuition and housing, Such amounts are generated by students throughout the world, with the Company generally not requiring collateral. However, in most cases, the Company collects the tuition and other fees when the student is enrolled.

         INCOME TAXES
         The Company is an S Corporation for Federal and state income tax purposes. Under provisions of the Internal Revenue Code, S Corporations are generally not subject to Federal income taxes. For Federal income tax purposes, income or loss will be included in the tax returns of the individual stockholders.

         States differ in their treatment of the responsibility for the payment of state income taxes. States not recognizing S Corporation status require the corporation to pay state taxes, while states recognizing S Corporation status generally require the individual stockholders to include their share of the corporation's income on their personal tax returns.

         GOODWILL AND OTHER INTANGIBLES
         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, " in March 1995 which is effective for fiscal years beginning after December 15, 1995. It requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted the provisions of SFAS No. 121 in fiscal 1996 which resulted in no impact on the financial statements.

         Goodwill generated through an acquisition is being amortized on a straight-line basis over 30 years. The Company evaluates the carrying value of its unamortized goodwill at least annually. Where the balance of goodwill exceeds the value of expected future undiscounted cash flows, the difference would be charged against income.

(2)      ACCOUNTS RECEIVABLE

         Accounts receivable for the years ended December 31, 1996 and 1995 consist of the following:

                                                           1996                     1995
                                                    ------------------       ------------------
         Trade                                      $        1,542,856       $          693,651
         Other                                                 160,930                  127,500
                                                    ------------------       ------------------
                                                             1,703,786                  821,151
         Less allowance for doubtful accounts                   50,000                   50,000
                                                    ------------------       ------------------
                                                    $        1,653,786       $          771,151
                                                    ==================       ==================

                         ELS EDUCATIONAL SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(3)      INCOME TAXES

         On December 22, 1995, the Company filed an application for Subchapter S Corporation status with the Internal Revenue Service (IRS). The election was approved by the IRS, and effective January 1, 1996, the Company began filing tax returns under Subchapter S Corporation status.

         Under the provisions of the California franchise tax law, S Corporation earnings are assessed a 1.5% surtax at the corporate level and flow through to the stockholder to be taxed at the individual level.

         The provisions for income taxes for the years ended December 31, 1996 and 1995 are as follows:

                                               1996                      1995
                                        ------------------        ------------------
         Current:
             Federal                    $                -        $          703,630
             State                                 124,738                   210,171
             Foreign                                     -                    19,383
                                        ------------------        ------------------
                                                   124,738                   933,184
                                        ------------------        ------------------
         Deferred:
             Federal                                     -                   325,483
             State                                       -                    44,047
                                        ------------------        ------------------
                                                         -                   369,530
                                        ------------------        ------------------
                                        $          124,738        $        1,302,714
                                        ==================        ==================


         Deferred tax assets relate primarily to differences between book and state tax basis of assets and liabilities.

(4)      PROPERTY AND EQUIPMENT

         Property and equipment for the year ended December 31, 1996 and 1995 consist of the following:

                                               1996                      1995
                                        ------------------        ------------------
         Equipment and furniture        $        5,325,544        $        4,378,720
         Leasehold improvements                    584,465                   468,771
                                        ------------------        ------------------
                                                 5,910,009                 4,847,491
         Less accumulated depreciation
           and amortization                      4,227,853                 3,732,437
                                        ------------------        ------------------
                                        $        1,682,156        $        1,115,054
                                        ==================        ==================

                         ELS EDUCATIONAL SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


(5)      RELATED PARTY TRANSACTIONS

         The Company leases from a related party, Mr. Roger Walther, its office space in San Francisco, California at an annual rental of $198,000 through 1999 plus a 4% management fee.

         During 1995, the Company sold ELS Real Estate, Inc., which included two properties housing its executive office and a language center as well as the associated mortgage debt, in exchange for a note in the amount of $898,000. The subsidiary was purchased by a partnership in which Mr. Roger Walther is the general partner. Immediately thereafter, the Company leased back the two properties.

         The Company has advanced to its shareholders/officers in the amount of $965,200.

         The Company has an employment agreement with Mr. Roger Walther. The agreement provides for base annual compensation of approximately $500,000, subject to annual adjustment. The Company may terminate this agreement on a one-year notice.

(6)      LONG-TERM DEBT AND SUBORDINATED NOTE PAYABLE

         The Company has fully paid off the note payable to bank in July 1996 and the subordinated promissory note in December 1996 which had outstanding balances of $414,000 and $283,000, respectively, at December 31, 1995.

(7)      REDEEMABLE STOCK OPTIONS

         Pursuant to the Nonqualified Stock Option Agreement, the Company has granted options to purchase 118,063 shares of the Company's common stock to certain executives. The exercise price ranges between $3.51 and $6.50 per share with the options expiring December 31, 2002. These options are redeemable by the Company at the greater of a formula price (as defined) or a floor price of $15.00 per share. All of the options are currently exercisable as of January 1, 1993, with none of the options being exercised through December 31, 1996.

         During 1993, pursuant to a nonqualified stock option plan, the Company set aside options to purchase 40,000 shares of the Company's common stock. Under this plan, the Company has granted options to purchase 32,500 shares of the Company's common stock to certain executives. The exercise price is $13.52 per share with the options expiring April 28, 2003. The options are redeemable by the Company at a formula price (as defined). All of the options are currently exercisable as of April 30, 1993, with none of the options being exercised through December 31, 1996.

                         ELS EDUCATIONAL SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


         A liability has been recorded in the accompanying financial statements representing the excess of the redemption price over the exercise price for all options. The Company recorded a charge of $1,008,163 and $30,500 related to the stock options for the years ended December 31, 1996 and 1995, respectively.

         In January 1997, the Company reached a Stock Appreciation Rights (SAR) agreement with an officer of the Company. SAR provides for cash payments for appreciation in value of the Company above the baseline of $25,000,000.

(8)      LEASE COMMITMENTS

         The Company is obligated under noncancelable operating lease agreements expiring in various years from 1996 through 2002, for leases of classroom and administrative office space and office equipment requiring minimum annual rental payments, as follows:

              Year ending December 31:
                       1997                       $       2,030,989
                       1998                               1,517,357
                       1999                               1,509,100
                       2000                               1,247,930
                       2001                               1,877,649
                       Thereafter                         1,865,347
                                                  -----------------
                                                  $      10,048,372
                                                  =================

         In addition, the Company rents classroom space at various colleges and universities on a month-to-month basis. Rentals for these facilities are generally determined as a percentage of the net tuition received from students enrolled (contingent rentals). Rental expense amounted to $4,911,208 and $4,558,000 for the years ended December 31, 1996 and 1995, respectively. The Company also subleases certain portions of its administrative office facility, with sublease income amounting to $151,392 and $135,000 in 1996 and 1995, respectively.

(9)      RETIREMENTS SAVINGS PLAN

         The Company participates in a retirement savings plan (which includes a Contributory 401(k) provision). All full-time employees are eligible to participate in the plan on January 1 or July 1 upon attainment of age 21 and completion of 500 hours of service within a six-month period. Contributions to the profit sharing portion of the plan are made in such amounts (if any) as determined by the Board of Directors of the Company. Contributions to the Contributory Salary Reduction (401(k)) provision for employees are in an amount equal to the lesser of (a) 50% of the employees salary reduction contributions or (b) 3% of the employees annual compensation. The Company incurred and charged to expense

                         ELS EDUCATIONAL SERVICES, INC.
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


         $547,735 and $482,983 related to the retirement savings plan for the years ended December 31, 1996 and 1995, respectively.

(10)     CASH DISTRIBUTION

         The Company distributes earnings, other than amounts sufficient to cover S Corporation related tax liabilities, to its shareholders based on a calculation of pretax earnings less capital expenditures and loan repayments not including depreciation and amortization costs. The cash distribution for December 1996 was $2,337,800.

                         ELS EDUCATIONAL SERVICES, INC..
                            BALANCE SHEET (UNAUDITED)
                                  JUNE 15, 1997

ASSETS
Current assets:
  Cash and cash equivalents                                               $          510,042
  Accounts receivable, less allowance for doubtful
     accounts                                                                      1,413,246
  Prepaid expenses                                                                   816,340
  Refundable income taxes                                                            112,151
  Deferred income taxes                                                               12,057
                                                                          ------------------
Total current assets                                                               2,863,836
Property, plant and equipment, at cost, less
  accumulated depreciation                                                         1,735,056
Other assets                                                                         276,712

Goodwill and other intangibles, less amortization                                    164,807
                                                                          ------------------
Total assets                                                              $        5,040,411
                                                                          ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Trade accounts payable                                                 $          900,788
   Accrued liabilities                                                             2,726,993
   Accrued payrolls                                                                1,899,964
   Deferred revenue                                                                1,120,971
                                                                          ------------------
Total current liabilities                                                          6,648,716
                                                                          ------------------
Deferred revenue                                                                     456,422
Other long-term liabilities                                                            1,883

Stockholders' equity (deficit):
  Common stock                                                                           828
  Additional paid-in capital                                                         371,760
  Accumulated deficit                                                            (2,535,928)
  Foreign currency translation adjustment                                           (81,394)
  Suspense                                                                          178,124*
                                                                          ------------------
Total stockholders' equity (deficit)                                             (2,066,610)
                                                                          ------------------
Total liabilities and stockholders' equity (deficit)                      $        5,040,411
                                                                          ==================


* Represents the net of Note Receivable from Officer, Stock Options Subject to Redemption, and certain net headquarter property and equipment, all of which are not being acquired by Berlitz.

                         ELS EDUCATIONAL SERVICES, INC.
                         STATEMENT OF INCOME (UNAUDITED)
                     YEAR-TO-DATE PERIOD ENDED JUNE 15, 1997




Student tuition and fee revenue                                        $      27,208,914

Operating Costs:
    Direct costs                                                             17,933,577
    Selling, general and administrative expenses                               8,053,151
                                                                       -----------------
Operating income                                                               1,222,186

Interest expense, net                                                            (1,250)
Other income                                                                     136,692
                                                                       -----------------
Income before provision for income taxes                                       1,357,628

Provision for income taxes                                                             -
                                                                       -----------------
Net income                                                             $       1,357,628
                                                                       =================

                         ELS EDUCATIONAL SERVICES, INC.
                       STATEMENT OF CASH FLOWS (UNAUDITED)
                     YEAR-TO-DATE PERIOD ENDED JUNE 15, 1997


Cash flows from operating activities:
 Net income                                                            $       1,357,628
 Adjustments to reconcile net income to net
 cash used in operating activities:
  Depreciation and amortization                                                  222,408
  Foreign currency translation adjustment                                       (16,004)
  Changes in operating assets and liabilities                                (1,937,007)
                                                                       -----------------
         Net cash used in operating activities                                 (372,975)
                                                                       -----------------

Cash used in investing activities - capital expenditures                       (401,000)
                                                                       -----------------

Cash used in financing activities - cash dividends paid                        (762,716)
                                                                       -----------------

         Net decrease in cash and cash equivalents                           (1,536,691)

Cash and cash equivalents at beginning of period                               2,046,733
                                                                       -----------------
Cash and cash equivalents at end of period                             $         510,042
                                                                       =================

Supplemental disclosure of cash flow information:
Cash paid during the period for:
      Interest                                                         $           1,250
      State income taxes                                                         125,000
                                                                       =================

         UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Berlitz acquired ELS on August 28, 1997 in a stock acquisition for a cash purchase price of $95.0 million (the "ELS Acquisition"). Berlitz also incurred various transaction-related expenditures, and simultaneously refinanced its existing long-term debt. The acquisition was accounted for by the purchase method of accounting, which contemplates an allocation of the acquisition cost to the acquired company's assets and liabilities based upon their fair value.

The following unaudited pro forma consolidated balance sheet at June 30, 1997 reflects the historical consolidated balance sheets of Berlitz and ELS, adjusted to give effect to the ELS acquisition and the simultaneous refinancing of long-term debt, as if such transactions had occurred at June 30, 1997.

The following unaudited pro forma consolidated pro forma statements of operations for the six months ended June 30, 1997 and the year ended December 31, 1996 reflect the historical financial statements of Berlitz and ELS, adjusted to give effect to the ELS Acquisition and simultaneous refinancing of long-term debt as if such transactions had occurred on January 1 of each period presented.

The unaudited pro forma consolidated financial statements should be read in conjunction with the respective historical audited financial statements of ELS contained herein and the historical audited consolidated financial statements of Berlitz.

The pro forma adjustments are based upon available information and upon certain assumptions that Berlitz's management believes are reasonable given the circumstances. The unaudited pro forma financial statements are provided for comparative purposes only and are not necessarily indicative of the results that would have occurred had the transaction happened on the dates indicated or that may be achieved in the future.

                           BERLITZ INTERNATIONAL, INC.
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                        PRO FORMA             TOTAL
                                                       BERLITZ               ELS           ADJMTS         PRO FORMA
                                                 -------------    --------------    -------------    --------------
ASSETS
CURRENT ASSETS:
Cash and temporary investments                   $      29,263    $          510    $       1,438    $       31,211
Accounts receivable, net                                40,907             1,413                -            42,320
Unbilled receivables                                     5,166                 -                -             5,166
Inventories                                              9,579                 -                -             9,579
Prepaid expenses and other current assets                8,135               940                -             9,075
                                                 -------------    --------------    -------------    --------------
  TOTAL CURRENT ASSETS                                  93,050             2,863            1,438            97,351
Property and equipment, net                             29,841             1,735                -            31,576
Publishing rights, net                                  18,101                 -                -            18,101
Excess of cost over net assets acquired
  and other intangibles, net                           408,228               165          100,000 (a)       508,393
Other assets                                            13,183               277          (1,965) (c)        11,495
                                                 -------------    --------------    -------------    --------------
  TOTAL ASSETS                                   $     562,403    $        5,040    $      99,473    $      666,916
                                                 =============    ==============    -============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt                $       3,324    $            -    $      13,897 (b)$       17,221
Accounts payable                                         5,987               901                -             6,888
Deferred revenues                                       38,740             1,121                -            39,861
Payrolls and commissions                                12,124             1,900                -            14,024
Income taxes payable                                     2,107                 -            (487) (c)         1,620
Accrued expenses and other current liabilities          11,738             2,727              829            15,294
                                                 -------------    --------------    -------------    --------------
  TOTAL CURRENT LIABILITIES                             74,020             6,649           14,239            94,908
Long-term debt                                          56,137                 -           91,000 (b)       147,137
Notes payable to affiliates                             39,419                 -                -            39,419
Deferred taxes and other liabilities                    22,468               458          (1,462) (c)        21,464
Minority interest                                        9,487                 -                -             9,487
                                                 -------------    --------------    -------------    --------------
  TOTAL LIABILITIES                                    201,531             7,107          103,777           312,415
                                                 -------------    --------------    -------------    --------------

SHAREHOLDERS' EQUITY:
Common stock                                            1,003                  1              (1)             1,003
Additional paid-in capital                            372,518                550            (550)           372,518
Retained earnings (deficit)                             5,543            (2,537)          (3,834) (c)         (828)
Cumulative translation adjustment                     (14,799)              (81)               81          (14,799)
Treasury stock at cost                                 (3,393)                -                 -           (3,393)
                                                 -------------    -------------     -------------    --------------
  TOTAL SHAREHOLDERS' EQUITY                           360,872           (2,067)          (4,304)           354,501
                                                 -------------    --------------    -------------    --------------
  TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                       $     562,403    $        5,040    $      99,473    $      666,916
                                                 =============    ==============    =============    ==============

See accompanying Notes to the Pro Forma Consolidated Financial Statements.

                           BERLITZ INTERNATIONAL, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                (Dollars in thousands, except per share amounts)

                                                                                        PRO FORMA             TOTAL
                                                       BERLITZ               ELS           ADJMTS         PRO FORMA
                                                 -------------    --------------    -------------    --------------
Sales of services and products                   $    183,434     $       27,209    $           -    $      210,643
                                                 -------------    --------------    -------------    --------------

Costs and expenses:
   Cost of services and products sold                 108,040             17,934                -           125,974
   Selling, general and administrative                 58,333              8,053          (1,201) (d)        65,185
   Amortization of publishing rights, excess
    of cost over net assets acquired, and
    other intangibles                                   6,286                  3            2,500 (a)         8,789
   Interest expense on long-term debt                   3,511                  -            2,305 (b)         5,816
   Interest expense to affiliates                       1,027                  -                -             1,027
   Other income, net                                    (175)              (139)                -             (314)
                                                 -------------    --------------    -------------    --------------
      Total costs and expenses                        177,022            25,851             3,604           206,477
                                                 -------------    --------------    -------------    --------------

Income (loss) before income taxes, minority
   interest in earnings of subsidiary, and
   extraordinary item                                    6,412             1,358          (3,604)            4,166

Income tax expense (benefit)                             4,070                 -            (786) (e)        3,284
Minority interest in earnings of subsidiary                225                 -                -              225
                                                 -------------    --------------    -------------    --------------

Income (loss) before extraordinary item                  2,117             1,358          (2,818)              657

Extraordinary loss from early
   extinguishment of debt, net of income
   tax benefit of $1,949                                     -                -             6,721 (c)        6,721
                                                 -------------    --------------    -------------    --------------

Net income (loss)                                $      2,117     $       1,358     $     (9,539)    $      (6,064)
                                                 =============    ==============    =============    ==============


Earnings (loss) per share:
   Income before extraordinary loss              $        0.22                                       $         0.07
   Extraordinary loss                                        -                                               (0.71)
                                                 -------------                                       --------------
   Earnings (loss) per share                     $        0.22                                       $       (0.64)
                                                 =============                                       ==============

Average number of shares outstanding (000's)             9,475                                                9,475
                                                 =============                                       ==============


See accompanying Notes to the Pro Forma Consolidated Financial Statements.

                           BERLITZ INTERNATIONAL, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (Dollars in thousands, except per share amounts)

                                                                                        PRO FORMA             TOTAL
                                                       BERLITZ               ELS           ADJMTS         PRO FORMA
                                                 -------------    --------------    -------------    --------------
Sales of services and products                   $    366,067     $       62,638    $           -    $      428,705
                                                 -------------    --------------    -------------    --------------

Costs and expenses:
   Cost of services and products sold                 218,758             42,220                -           260,978
   Selling, general and administrative                113,695             18,223          (3,000) (d)       128,918
   Amortization of publishing rights, excess
    of cost over net assets acquired, and
    other intangibles                                  12,746                  6            5,000 (a)        17,752
   Interest expense on long-term debt                   7,647                  -            3,687 (b)        11,334
   Interest expense to affiliates                       1,848                  -                -             1,848
   Other income, net                                  (1,441)              (378)                -           (1,819)
                                                 -------------    --------------    -------------    --------------
      Total costs and expenses                        353,253            60,071             5,687           419,011
                                                 -------------    -------------     -------------    --------------

Income (loss) before income taxes, minority
   interest in earnings of subsidiary, and
   extraordinary item                                  12,814              2,567          (5,687)            9,694

Income tax expense (benefit)                            7,508                125          (1,217) (e)         6,416
Minority interest in earnings of subsidiary             1,503                 -                -             1,503
                                                 -------------    --------------    -------------    --------------

Income (loss) before extraordinary item                 3,803              2,442          (4,470)             1,775

Extraordinary loss from early
   extinguishment of debt, net of income
   tax benefit of $1,949                                   -                -             7,510 (c)         7,510
                                                 -------------    --------------    -------------    --------------

Net income (loss)                                $      3,803     $       2,442     $    (11,980)    $      (5,735)
                                                 =============    ==============    =============    ==============


Earnings (loss) per share:
   Income before extraordinary loss              $       0.40                                        $        0.18
   Extraordinary loss                                       -                                               (0.78)
                                                 -------------                                       --------------
   Earnings (loss) per share                     $        0.40                                       $       (0.60)
                                                 =============                                       ==============

Average number of shares outstanding (000's)            9,569                                                9,569
                                                 =============                                       ==============

See accompanying Notes to the Pro Forma Consolidated Financial Statements.

                           BERLITZ INTERNATIONAL, INC.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


(a) On August 28, 1997 (the "Closing Date"), Berlitz completed its acquisition of ELS in a stock acquisition accounted for under the purchase method of accounting. Consequently, other intangibles (consisting primarily of tradenames) and the excess of cost over net assets acquired increased by approximately $100 million. The pro forma financial statements reflect the amortization of this increase in other intangibles and excess of cost over net assets acquired on a straight-line basis, preliminarily over 20 years pending completion of an indepth review of the valuation of the acquisition.

(b) In connection with the ELS Acquisition, Berlitz refinanced its existing long-term debt through borrowings under a new bank facility (the "Bank Facility") consisting of term loan and revolving credit facility commitments aggregating $165 million at the Closing Date. Outstanding borrowings under the Bank Facility essentially bear interest at variable rates equivalent to the rate offered by certain reference banks to prime banks in the interbank Eurodollar market plus a margin ranging from .375% to .875%; such margin is dependent on a specified leverage ratio of Berlitz.

         The pro forma adjustments reflect initial outstanding borrowings of $164.0 million (equal to the amount outstanding as of the Closing
         Date), with quarterly repayments of $4.25 million ($17 million annualized) during the first year of the Bank Facility. The average interest rate on outstanding borrowings under the Bank Facility for the pro forma periods presented was assumed to be 7.0%.

(c) Berlitz used a portion of the proceeds from the Bank Facility to repay existing long-term debt (which had a principal balance outstanding of $59.1 million outstanding at June 30, 1997). As a result of this early extinguishment of debt, Berlitz incurred an extraordinary loss consisting of prepayment penalties of $5.8 million and the write-off of unamortized deferred financing costs (which were classified as other assets on the balance sheet and which had a balance of $3.6 million at January 1, 1996, $2.8 million at January 1, 1997, and $2.5 million at June 30, 1997). The tax benefit related to this extraordinary loss, consisting of a current and a deferred portion, was approximately $1.9 million.

(d) Represents reversal of certain ELS headquarter expenses which will not recur subsequent to the acquisition by Berlitz.

(e) The following items have been tax effected at 35%, the U.S. Federal statutory rate.:
         i)   incremental interest expense on long-term debt.
         ii) ELS reported profit before tax as if ELS were a C corporation. (Beginning in 1996, ELS filed Federal tax returns under subchapter S Corporation status.)
         iii) amortization expense for ELS acquisition goodwill and intangibles. (It is anticipated that a 338(h)(10) election will be made under the Internal Revenue Code, which allows amortization expense on the ELS acquisition goodwill and intangibles to be tax deductible.)
         iv)  the reversal of certain ELS headquarter expenses.